UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): March 26, 2026
Coronado Global Resources Inc. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)	000-56044 (Commission File Number)	83-1780608 (IRS Employer Identification No.)

Level 33, Central Plaza One, 345 Queen Street Brisbane, Queensland, Australia (Address of principal executive offices)	4000 (Zip Code)

Registrant’s telephone number, including area code: (61) 7 3031 7777

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Executive Officer

As previously disclosed, on February 22, 2026 (February 23, 2026 in Australia), Mr. Douglas G. Thompson informed Coronado Global Resources Inc. (the “Company”) that he is resigning as Chief Executive Officer of the Company and Managing Director of the Board of Directors (the “Board”) to pursue new opportunities. Mr. Thompson’s resignation will be effective as of March 31, 2026. In connection with Mr. Thompson’s departure, the Board reduced the size of the Board from seven to six.

Appointment of Interim Chief Executive Officer

As a result of Mr. Thompson’s departure from the Company, on March 26, 2026 (March 27, 2026 in Australia), the Board, at the recommendation of the Compensation and Nominating Committee of the Board, appointed Mr. Garold Spindler, the current Executive Chair of the Board and former Chief Executive Officer of the Company, to serve as the Company’s Interim Chief Executive Officer (“Interim CEO”), effective as of April 1, 2026 (the “Effective Date”). Mr. Spindler will continue to serve on the Board as a director.

Mr. Spindler, age 78, has served as Executive Chair of the Board since May 2023, and previously served as Managing Director of the Board and Chief Executive Officer of the Company from August 2018 to May 2023. Prior to that, Mr. Spindler served as the Chief Executive Officer of Coronado Group LLC from its formation in 2011 until October 2018. He also served as the Chief Executive Officer at Coronado Group HoldCo LLC from December 2017 until August 2018. Mr. Spindler has 50 years’ experience in the coal industry and has held several key executive positions at some of the world’s largest coal companies, including Chief Executive Officer of UK Coal, President and Chief Executive Officer of Amax Coal Company (U.S.), and President and Chief Executive Officer of Pittston Coal Company. Mr. Spindler earned both a B.S. and M.S. in Mining Engineering from West Virginia University, and a Masters of Management from Stanford University.

The terms of Mr. Spindler’s appointment shall be governed by an employment agreement, dated as of March 27, 2026, between the Company and Mr. Spindler (the “Agreement”). As of the Effective Date, the Agreement terminates and replaces the prior Employment Agreement, between the Company and Mr. Spindler, dated May 25, 2023. Pursuant to the Agreement, Mr. Spindler will receive an annual base salary of $1,250,000 (prorated for the portion of 2026 that he serves as Interim CEO). Additionally, Mr. Spindler may be eligible to participate in short-term incentive arrangements and other employee benefit plans offered by the Company from time to time to senior executives, except that Mr. Spindler is not entitled to participate in any long-term incentive plan of the Company.

Mr. Spindler’s employment can be terminated by either him or the Company by giving the other party 30 days’ written notice. Mr. Spindler is also subject to post-termination restrictions on competing with the Company or any subsidiary and/or soliciting its employees and customers for a period of one year following termination of his employment.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Spindler.

In connection with Mr. Spindler’s appointment as Interim CEO, on March 26, 2026 (March 27, 2026 in Australia), at the recommendation of the Compensation and Nominating Committee of the Board, the Board appointed Mr. Greg Pritchard, a current member of the Board, to serve as the Chair of the Board, effective as of April 1, 2026.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.1	Employment Agreement, dated as of March 27, 2026, between Coronado Global Resources Inc. and Garold Spindler.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coronado Global Resources Inc.

By:	/s/ Philip Peacock
Name:	Philip Peacock
Title:	Chief Legal Officer

Date:	March 30, 2026